Exhibit 5.1

McCarthy Tétrault LLP
Suite 3300, 421 7th Avenue SW
Calgary AB T2P 4K9
Canada
Tel: 403-260-3500
Fax: 403-260-3501

June 3, 2024

Oncolytics Biotech Inc.
Suite 804, 322 11th Avenue S.W.
Calgary, Alberta T2R 0C5

Dear Sirs/Mesdames:

Re:	Oncolytics Biotech Inc.

This opinion is furnished to Oncolytics Biotech Inc. (“Oncolytics” or the “Company”), a corporation incorporated under the laws of the Province of Alberta, Canada, in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-8 to be filed on the date hereof (the “Registration Statement”) relating to the registration of: (i) 1,918,056 additional common shares (“Common Shares”) which have been reserved under the Oncolytics Biotech Inc. Stock Option Plan (the “Stock Option Plan”) to be issued upon exercise of outstanding options granted under the Stock Option Plan; (ii) 107,100 additional Common Shares to be issued upon vesting and settlement of outstanding awards granted under the Registrant’s Incentive Share Award Plan (the “Incentive Share Award Plan” together with the Stock Option Plan are collectively referred to herein as, the “Plans”) and (iii) an aggregate of 3,300,000 Common Shares reserved for issuance pursuant to the exercise of options to be granted under the Stock Option Plan and the vesting and settlement of awards to be granted under the Incentive Award Plan.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance of any such Common Shares, the authorization to issue the Common Shares pursuant to the Plans will not have been modified or rescinded by the Board of Directors of Oncolytics and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Common Shares. We have also assumed that neither the issuance of the Common Shares, nor the compliance by Oncolytics with the terms of the Plans, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon Oncolytics or any restriction imposed by any court or governmental body having jurisdiction over Oncolytics.

The opinions expressed herein are limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein (the “Applicable Law”).

Based upon and subject to the foregoing, we are of the opinion that the Common Shares, when issued (i) upon the exercise of options in accordance with the terms of the Option Plan and any relevant agreements thereunder and upon payment of the consideration provided therein to the Company; and (ii) upon the due vesting and settlement of the Share Awards in accordance with the terms of the Incentive Share Award Plan and any relevant agreements thereunder; will be validly issued as fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

(signed) McCarthy Tétrault LLP